Exhibit 10.30

September 12, 2008
Mr. Shailendra Gupta
Ingram Micro Asia Pacific Pte. Ltd.
260 Orchard Road
#09-01 The Heeren
Singapore 238855
Dear Shailendra,
This letter will confirm certain changes in your compensation package that were approved at the September 10, 2008 meeting of the Human Resources Committee of the Board of Directors, as follows:
1.	Your current annual housing allowance of SGD 168,000 will cease effective December 31, 2008.

2.	Your current annual goods and services allowance of SGD 72,000 will cease effective December 31, 2008.

3.	Your annual base salary, based on 13 months of pay, will increase to SGD 720,000 effective January 1, 2009
In consideration of the cessation of the housing and goods & services allowances, the company agrees to pay you a one time lump-sum payment of SGD 670,000 (subject to normal payroll withholding taxes) in January 2009. It is further agreed and acknowledged that should your employment with the company be terminated due to your voluntary resignation or terminated by the company for cause, you will repay 65% of the net lump-sum payment if such employment termination occurs after January 1, 2009 and before January 1, 2010 and that you will repay 35% of the net lump-sum payment if such employment termination occurs on or after January 1, 2010 and before January 2, 2011.
All other terms and conditions of your employment including the company’s contribution towards your retirement account (15% of base salary), car allowance of SGD 54,000 per year, and reimbursement of your children’s education of up to SGD 34,000 per child per year will continue. These allowances, with the exception of the company’s contribution towards your retirement account, will continue to be grossed-up for taxes.

Shailendra Gupta
September 12, 2008

If the above confirms your understanding of the terms and conditions of your compensation package, please sign both copies of this letter and return one original to Lynn Jolliffe, Senior Vice President, Human Resources WW, retaining one original for your records.
I look forward to your continued dedication and leadership.
Best regards,
Gregory M.E. Spierkel
Chief Executive Officer
Ingram Micro Inc.
I have received a copy of this letter and accept the terms and conditions as outlined above:

Shailendra Gupta	Date

CC:	Alain Monié Larry Boyd Lynn Jolliffe Tom Berry Angeline Neo Personnel File